Exhibit 99.2
Mistras Group, Inc. and Subsidiaries
Unaudited Reconciliation of
Net Income (Loss) (GAAP) and Diluted EPS (GAAP) to Net Income (Loss) Excluding Special Items (non-GAAP)
and Diluted EPS Excluding Special Items (non-GAAP)
(tabular dollars in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Net income (loss) attributable to Mistras Group, Inc. (GAAP)	$5,937	$(2,656)	$575	$(101,165)
Special items	878	1,161	2,379	106,666
Tax impact on special items	(189)	(191)	(557)	(14,041)
Special items, net of tax	$689	$970	$1,822	$92,625
Net income (loss) attributable to Mistras Group, Inc. Excluding Special Items (non-GAAP)	$6,626	$(1,686)	$2,397	$(8,540)

Diluted EPS (GAAP)(1)	$0.20	$(0.09)	$0.02	$(3.49)
Special items, net of tax	0.02	0.03	0.06	3.19
Diluted EPS Excluding Special Items (non-GAAP)	$0.22	$(0.06)	$0.08	$(0.30)
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(1) For the three and six months ended June 30, 2020, 118,000 and 223,000 shares, respectively, related to restricted stock were excluded from the calculation of diluted EPS due to the net loss for the period.